                                                                EXHIBIT 10.2


                        CONFIDENTIAL TREATMENT REQUESTED







                    MANUFACTURING AND DISTRIBUTION AGREEMENT

                                     BETWEEN

                             CPC INTERNATIONAL INC.

                                       AND

                         AMERICAN ITALIAN PASTA COMPANY

                    MANUFACTURING AND DISTRIBUTION AGREEMENT


















* CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. THE REDACTED MATERIAL HAS BEEN INDICATED WITH AN ASTERISK AND FILED SEPARATELY WITH THE COMMISSION.


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                    MANUFACTURING AND DISTRIBUTION AGREEMENT

                                TABLE OF CONTENTS

                                                                                                               PAGE
         1.       DEFINITIONS...................................................................................  1
                  1.1      Act..................................................................................  1
                  1.2      Actual...............................................................................  1
                  1.3      Affiliate............................................................................  1
                  1.4      AIPC Guaranteed Maximum Volume.......................................................  1
                  1.5      Applicable Laws......................................................................  2
                  1.6      Budget or Budgeted...................................................................  2
                  1.7      Calculation Period...................................................................  2
                  1.8      Contract Year........................................................................  2
                  1.9      Contract Year Plan...................................................................  2
                  1.10     Conversion Cost......................................................................  2
                  1.11     Cost Savings.........................................................................  2
                  1.12     CPC Product Specifications...........................................................  2
                  1.13     Damages..............................................................................  2
                  1.14     Depreciation.........................................................................  2
                  1.15     Direct Labor.........................................................................  2
                  1.16     Effective Date.......................................................................  2
                  1.17     Facility.............................................................................  2
                  1.18     Factory Overhead.....................................................................  3
                  1.19     Force Majeure........................................................................  3
                  1.20     Forecasts............................................................................  3
                  1.21     GAAP.................................................................................  3
                  1.22     Handling and Warehousing Costs.......................................................  3
                  1.23     Insolvency Event.....................................................................  3
                  1.24     Marks................................................................................  3
                  1.25     Materials Cost.......................................................................  3
                  1.26     Minimum Volume.......................................................................  3
                  1.27     Packaging Materials..................................................................  3
                  1.28     Packaging Materials Cost.............................................................  3
                  1.29     Party or Parties.....................................................................  3
                  1.30     Product..............................................................................  3
                  1.31     Raw Materials........................................................................  4
                  1.32     Raw Materials Cost...................................................................  4
                  1.33     Semolina Cost........................................................................  4
                  1.34     Services.............................................................................  4
                  1.35     Supply/Demand Plan...................................................................  4
                  1.36     Target Volume........................................................................  4
                  1.37     Term.................................................................................  4
                  1.38     Termination Fee......................................................................  4


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                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                               PAGE
                  1.39     Tolling Fee..........................................................................  4
                  1.40     Total Cost...........................................................................  4
                  1.41     Warehouse............................................................................  4

         2.       SERVICES......................................................................................  4
                  2.1      AIPC's Services......................................................................  4
                  2.2      Location of Services.................................................................  5

         3.       COMPENSATION AND COST SAVINGS.................................................................  5
                  3.1      Compensation.........................................................................  5
                  3.2      Cost Savings.........................................................................  5

         4.       TERM..........................................................................................  6

         5.       PRODUCTION PLANS..............................................................................  6
                  5.1      Commitments..........................................................................  7
                  5.2      Forecasts............................................................................  8
         5.3      Durum Procurement Practices.................................................................... 9

         6.       QUALITY ASSURANCE AND CONTROL.................................................................  8

         7.       REJECTION PROCEDURE...........................................................................  9

         8.       PROCESSING AND PACKAGING...................................................................... 10

         9.       INVENTORIES................................................................................... 10
                  9.1      Procurement.......................................................................... 10
                  9.2      Delivery of Finished Products........................................................ 10

         10.      PRODUCT ORDERS/INVOICING...................................................................... 11
                  10.1     * Invoice............................................................................ 11
                  10.2     Minimum Purchase/Supply Payments..................................................... 11
                  10.3     Payment Terms........................................................................ 11

         11.      OWNERSHIP/EXCLUSIVITY......................................................................... 11
                  11.1     Recipes.............................................................................. 11
                  11.2     Exclusive Business .................................................................. 11
                  11.3     Third-Party Production............................................................... 11


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                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                               PAGE
         12.      TITLE AND RISK OF LOSS........................................................................ 12

         13.      INDEPENDENT CONTRACTOR........................................................................ 12

         14.      REPRESENTATIONS AND WARRANTIES................................................................ 12
                  14.1     Mutual Representations............................................................... 12
                  14.2     AIPC Service Warranties.............................................................. 13
                  14.3     No Representation.................................................................... 14
                  14.4     CPC Product Specifications Representation............................................ 14
                  14.5     CPC Marks, Ownership and Registration................................................ 15

         15.      INDEMNIFICATION AND INSURANCE................................................................. 15
                  15.1     AIPC................................................................................. 15
                  15.2     Mutual............................................................................... 15
                  15.3     Procedure............................................................................ 16
                  15.4     Insurance............................................................................ 17

         16.      TERMINATION................................................................................... 18
                  16.1     Without Cause........................................................................ 18
                  16.2     Termination for Cause................................................................ 19
                  16.3     Inventory............................................................................ 20

         17.      FORCE MAJEURE................................................................................. 20

         18.      RECORDS AND AUDIT............................................................................. 21
                  18.1     Methods.............................................................................. 21
                  18.2     Maintenance.......................................................................... 22
                  18.3     Audit................................................................................ 22
                  18.4     Accounting Changes................................................................... 22

         19.      CONFIDENTIALITY............................................................................... 22

         20.      TRADEMARKS AND ENDORSEMENTS................................................................... 22
                  20.1     CPC Representation................................................................... 22
                  20.2     License.............................................................................. 22
                  20.3     Prohibited Use by AIPC............................................................... 23
                  20.4     Prohibited Use by CPC................................................................ 23


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                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                               PAGE
         21.      GOVERNING LAW AND DISPUTE RESOLUTION.......................................................... 23
                  21.1     Governing Law........................................................................ 23
                  21.2     Dispute Resolution................................................................... 23
                  21.3     Expenses............................................................................. 24

         22.      ASSIGNMENT.................................................................................... 24
                  22.1     General.............................................................................. 24
                  22.2     AIPC Assignment...................................................................... 24
                  22.3     CPC Assignment....................................................................... 24
                  22.4     Permitted Assignment by AIPC......................................................... 25

         23.      NOTICES....................................................................................... 25

         24.      NOTICE OF SALE................................................................................ 26

         25.      PUBLICITY..................................................................................... 26

         26.      CHANGES IN ECONOMIC, TECHNICAL OR BUSINESS CONDITIONS......................................... 26

         27.      MISCELLANEOUS................................................................................. 27
                  27.1     Entire Agreement..................................................................... 27
                  27.2     Amendments........................................................................... 27
                  27.3     Waiver............................................................................... 27
                  27.4     Validity............................................................................. 27
                  27.5     Captions............................................................................. 28
                  27.6     Counterparts......................................................................... 28
                  27.7     Parties in Interest.................................................................. 28


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         THIS AGREEMENT, made as of the 15th day of April, 1997 (the "Effective
Date"), between CPC INTERNATIONAL INC., a Delaware Corporation with its principal office in Englewood Cliffs, New Jersey ("CPC"), and AMERICAN ITALIAN PASTA COMPANY, a Delaware corporation with its principal office in Excelsior Springs, Missouri ("AIPC"). CPC and AIPC are each referred to herein as a "Party" and collectively "Parties."

                                   WITNESSETH:

         WHEREAS, AIPC represents to CPC that it has, or will have, the ability and capacity to provide services to produce and package the quality and such quantities of Products to meet the marketing and distribution requirements of CPC, including (i) the purchase, scheduling, receiving and storing of packaging materials; (ii) the supply of raw materials; (iii) the processing and packaging of the Products; and (iv) the shipment of the finished Products to warehouses (as directed by CPC), all in conformity with written quality control and quality assurance requirements and specifications as established by the Parties pursuant to the terms of this Agreement;

         WHEREAS, CPC wishes to have AIPC provide such services to CPC; and

         WHEREAS, it is the intent of the Parties to establish a relationship whereby over time, CPC will purchase from AIPC and AIPC will produce for CPC, all of CPC's requirements for Mueller's(R) * branded retail long and short pasta and noodle products, subject to the terms hereof and CPC's existing toll packing agreements. *

         NOW, THEREFORE, with the intention of being legally bound hereby, the Parties agree as follows:

         1.       DEFINITIONS

                  For purposes of this Agreement the following words used herein shall be applied as defined below:

                  1.1 Act - means the Food, Drug, and Cosmetic Act, 21 U.S.C.ss.301 et. seq., as amended.

                  1.2 Actual - when used immediately preceding any other term shall mean that it occurs in fact during the referenced period of this Agreement.

                  1.3 Affiliate - means any United States or Canadian entity controlling, controlled by, or under common control with such Party.

                  1.4 AIPC Guaranteed Maximum Volume - has the meaning set forth in Section 5.1.3 below.

                  1.5 Applicable Laws - means all applicable federal, state and local laws, ordinances, rules and regulations, and any amendments thereto which are in effect from time to time.

                  1.6 Budget or Budgeted - when used immediately preceding any other term shall mean that it is estimated for a specified future period of production.

                  1.7 Calculation Period - has the meaning set forth in the definition of Semolina Cost below.

                  1.8 Contract Year - the twelve (12) month period commencing on January 1 of each year during the Term hereof; provided, (i) the first Contract Year will begin as of the date set forth in a written notice by AIPC to CPC notifying CPC (after successful start-up and testing has been accomplished) that AIPC is ready, willing and able to begin production of the Products as of that date (which is targeted to occur on or about *), and (ii) the first Contract Year will end December 31, 1998.

                  1.9 Contract Year Plan - means the plan established under
Section 5.2.1 established by the Parties, as adjusted from time to time as provided herein.

                  1.10 Conversion Cost - the sum of  * , all as defined herein.

                  1.11 Cost Savings - has the meaning set forth in Section 3.2.1 below.

                  1.12 CPC Product Specifications - has the meaning set forth in
Section 14.4 below.

                  1.13 Damages - means all claims, actions, liability, loss, damage, expense, including reasonable attorney's fees and expenses.

                  1.14 Depreciation - depreciation and amortization expenses of AIPC's buildings and improvements, pasta production and packaging equipment, palletization equipment, warehouse building and equipment, office furnishings and equipment and the like allocable to Products produced by AIPC hereunder.

                  1.15 Direct Labor - the cost of press, packaging and general labor to produce the Products.

                  1.16 Effective Date - means the date set forth in the first paragraph of this Agreement.

                  1.17 Facility - has the meaning set forth in Section 2.1 below, and shall include any other location added pursuant to an amendment to this Agreement.

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                  1.18 Factory Overhead - when referring to Product manufactured in:

                       1.18.1 Columbia, South Carolina, AIPC's cost  *  .

                       1.18.2 Excelsior Springs, Missouri, AIPC's cost  *  .

                  1.19 Force Majeure - has the meaning set forth in Section
17.2 below.

                  1.20 Forecasts - means the forecasts provided under
Section 5.2 below.

                  1.21 GAAP - means generally accepted accounting principles, as consistently applied by AIPC.

                  1.22 Handling and Warehousing Costs - means AIPC's expenses of warehousing Products including * in each case related to Products produced by AIPC hereunder. The terms of such warehousing costs shall be governed by the Operating Agreement by and between AIPC and the Lanter Company in the form of
EXHIBIT 1.22 attached hereto.

                  1.23 Insolvency Event - has the meaning set forth in Section
16.2.4 below.

                  1.24 Marks - means CPC's respective trade names and trade marks identified in SCHEDULE 14.5 hereto.

                  1.25 Materials Cost - the sum of Raw Materials Cost plus Packaging Materials Cost.

                  1.26 Minimum Volume - has the meaning set forth in Section
5.1.2 below.

                  1.27 Packaging Materials - includes, but is not limited to packaging film, labels, bags, folding cartons, corrugate shippers, liners, stretch wrap, pallets, ink, glue, tape and slip sheets.

                  1.28 Packaging Materials Cost - the delivered cost to AIPC of Packaging Materials consumed in packaging the Products, including a provision for loss allowance agreed to by the Parties.

                  1.29 Party or Parties - has the meaning set forth in the first paragraph of this Agreement.

                  1.30 Product - means all of CPC's Mueller's(R), Napolena(R) or any other similarly branded dry pasta products, and any other long, short and noodle pasta products marketed by CPC or any Affiliate thereof, at retail, including but not limited to the products listed by description and SKU number on the list set forth and included in EXHIBIT A attached

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hereto (as such list of products may be revised from time to time as part of the
Contract Year Plan to be prepared in accordance with the terms of this Agreement and to add new pasta products added to the scope of this Agreement consistent with the intent of the Parties set forth in the third recital set forth above). When referring to individual Products hereunder, a Party will refer to such Product's "SKU" number.

                  1.31 Raw Materials - means all ingredients used to manufacture the Products, including but not limited to, semolina, first clear flour, egg powder, spinach powder, tomato powder and enrichments, and any other purchased raw materials.

                  1.32 Raw Materials Cost - the Actual delivered cost to AIPC of the Raw Materials including, but not limited to Semolina Cost.

                  1.33 Semolina Cost - means the cost of semolina at the applicable Facility. This cost for any period of time (the "Calculation Period") shall be calculated as follows: *

                  1.34 Services - has the meaning set forth in Section 2.1 below.

                  1.35 Supply/Demand Plan - has the meaning set forth in
Section 5.2.1 below.

                  1.36 Target Volume - has the meaning set forth in Section
5.1.3 below.

                  1.37 Term - has the meaning set forth in Section 4 below. "Term" includes the "initial Term" and extensions thereof.

                  1.38 Termination Fee - means the fee payable by CPC under
Section 16.1.1 below.

                  1.39 Tolling Fee - means * .

                  1.40 Total Cost - the sum of Materials Cost plus Conversion Cost, determined in accordance with GAAP.

                  1.41 Warehouse - means a (i) warehouse facility adjacent to a Facility, or (ii) any other warehouse facility designated by AIPC from time to time for the storage of the Products pending delivery to a carrier for shipment to CPC, which warehouse facility has been approved by CPC for the storage of Products.

         2.       SERVICES

                  2.1 AIPC's Services. In consideration for the compensation to be paid to AIPC as set forth herein, AIPC hereby agrees to perform the following services (the "Services") for CPC at its Excelsior Springs, Missouri and Columbia, South Carolina facilities (the "Facilities") on the terms and conditions set forth herein: (i) order, pay for, schedule, receive, store, and inventory Packaging Materials; (ii) have available sufficient amounts of any Raw Materials to manufacture the Products, (iii) process and package the Products necessary to meet demand forecast set forth in the applicable Contract Year Plan; (iv) conduct quality control tests and inspections; and (v) deliver the packaged Products to the applicable Warehouse pending delivery to a carrier for shipment to CPC. All of the above must be in accordance with the CPC Product Specifications set forth and included in EXHIBIT A attached hereto, as may be amended by the mutual written consent of the Parties and other provisions of this Agreement.

                  2.2 Location of Services. AIPC at its discretion may produce the Products at either Facility. However, AIPC will strive for lowest Total Cost. If a change in Facility allocation for production from the Contract Year Plan would incur additional costs, AIPC will obtain CPC's prior written consent.

         3.       COMPENSATION AND COST SAVINGS

                  3.1 Compensation. In exchange for the Services rendered by AIPC to CPC hereunder, CPC shall pay to AIPC compensation in an amount equal to
* , as invoiced and provided in Section 10.1 below. Compensation will be adjusted quarterly as provided in Section 3.2.2 below.

                  3.2 Cost Savings. "Cost Savings" are to be allocated to AIPC and CPC as set forth below.

                           3.2.1    Definition and Allocation.  "Cost Savings"
are savings generated by: *

                           3.2.2    Computation.  AIPC will reconcile,
quarterly, Budgeted Materials Cost and Budgeted Conversion Cost with Actual Materials Cost and Actual Conversion Cost, respectively, as of March 31, June 30, September 30 and December 31 (or the actual date on which AIPC closes its quarterly financial records) during each Contract Year. These calculations will be computed on a * basis for Products purchased during such quarter.

                           If Actual Conversion Cost exceeds Budgeted Conversion
Cost during the quarter, CPC will pay that amount to AIPC within * of the date of an invoice from AIPC. If the Actual Conversion Cost is less than Budgeted Conversion Cost during the quarter, such savings will be allocated between the Parties pursuant to Section 3.2.1. above, and AIPC will refund CPC's share of such Cost Savings to CPC within * from the date such calculation is completed by AIPC; provided AIPC will complete this calculation no later than * after the closing date of the quarter under review.

                           Similarly, if Actual Materials Cost exceeds Budgeted
Materials Cost during the quarter, CPC will pay that amount to AIPC within * of the date of an invoice from AIPC. If Actual Materials Cost is less than Budgeted Materials Cost, AIPC will refund such savings to CPC within * from the date such calculation is completed by AIPC; provided AIPC will complete this calculation no later than * after the closing date of the quarter under review.

                           Amounts payable by, and to, CPC hereunder may be
netted by AIPC, before paying, or submitting an invoice to, CPC, as the case may be.

         4.       TERM

                  This Agreement shall be effective as of the Effective Date, with the initial Term to begin as of the first day of the first Contract Year and shall continue for a period of nine (9) Contract Years unless earlier terminated pursuant to the terms of this Agreement. At CPC's sole option the Term may be extended by CPC during the seventh Contract Year for an additional three (3) Contract Years beyond the initial Term ending December 31, 2006 on the same terms and conditions, other than economic terms and conditions which will be negotiable, by delivering a written notice of CPC's desire to exercise this option to AIPC before * . If the Parties are unable to reach a written agreement on the economic terms and conditions applicable to the extended Term on or before * , the extension option shall expire, and this Agreement will expire upon and including December 31, 2006 and the original terms will remain in effect through the expiration date.

         5.       PRODUCTION PLANS

                  The Parties hereby acknowledge that CPC's current demand for the Products is approximately * of Product per Contract Year and that AIPC is undertaking a significant expansion of the Facilities to accommodate the production of up to approximately * of Product per Contract Year to satisfy CPC's demand for the Products. Notwithstanding, AIPC acknowledges that CPC desires to increase demand for the Products to an amount in excess of * of Product per Contract Year, and CPC acknowledges that AIPC will need substantial lead time and capital investment to satisfy such increases in demand for the Products and will use all commercially reasonable efforts to provide to AIPC at least * advance written notice of significant increases in the demand for the Products. In consideration of the foregoing, the Parties agree to establish the following Product volume commitments to apply for each Contract Year until adjusted as provided below.

                  CPC will provide to AIPC at least * advance written notice with respect to significant changes in product mix/cuts or at least * advance written notice of changes in volume requirements exceeding the applicable AIPC Guaranteed Maximum Volume, as the case may be. If AIPC is unable to successfully produce a particular cut or volume of product (or Products) requested by CPC, AIPC shall promptly so notify CPC in writing. CPC shall then have the right to develop an alternative source for such products, provided, as a condition to such right CPC will use good faith efforts to secure such requirements under a term that closely matches AIPC's estimate of when AIPC will be able to produce these requirements. In any event, CPC agrees to purchase such requirements from AIPC as soon as commercially reasonable (and consistent with CPC's contractual obligations) after the date AIPC notifies CPC that AIPC has added such capability/capacity. Also, in any event, CPC's Minimum Volume requirement for such Contract Year shall be correspondingly reduced, provided, the cut requested falls within the standard range of short cut, long cut and noodle products produced on the type of equipment owned by AIPC and CPC's requirements for other Products is less than the Minimum Volume.

                  5.1      Commitments

                           5.1.1    Exclusivity.  Except for CPC products
produced under the existing toll packaging agreements listed on SCHEDULE 5.1.1 and not initially transferred for production to AIPC and except as otherwise provided herein, AIPC shall be the exclusive producer of the Products and CPC agrees to purchase all such Products from AIPC as of the first day of the first Contract Year and thereafter throughout the Term of this Agreement, to the extent of CPC's requirements. *

         CPC and AIPC will agree to a specific timetable for the changeover of Mueller's(R) volumes to the Facilities, including a breakdown of those volumes produced at the Excelsior Springs, Missouri Facility and at the Columbia, South Carolina Facility. From the Effective Date, the Parties currently estimate a switch over date * . The suggested target date for all of CPC's pasta production switch is * . If mutually advantageous, some of CPC's pasta production may be switched to one of the Facilities prior to the target switch over date.

                           5.1.2    Minimum Volume.  CPC agrees that it shall
purchase from AIPC a minimum volume of Products of * ("Minimum Volume") per Contract Year; provided, the Minimum Volume will be reset from Contract Year to Contract Year to an amount equal to * of the immediately preceding Contract Year's Actual volume of Products produced, provided, further, that in no event will the Minimum Volume be less than * per Contract Year.

                           5.1.3    Target Volume.  It is estimated that the
volume of Products for the first Contract Year will be approximately * ("Target Volume") and will not exceed * * (exclusive of any third party toll packing volume not produced in AIPC's facilities). The Target Volume will be revised by CPC for each Contract Year and included in the Contract Year Plan; provided, the Target Volume may not be an amount lower than the Minimum Volume for such Contract Year nor more than the AIPC Guaranteed Maximum Volume without AIPC's prior written consent. AIPC guarantees to produce, if required by CPC, * of Products the first Contract Year and, subject to CPC's compliance with the notice provisions required in the first paragraph of this Section 5, AIPC will guarantee to produce, in subsequent Contract Years, a volume of Products up to * of the previous Contract Year's Actual volume ("AIPC Guaranteed Maximum Volume"); provided, the AIPC Guaranteed Maximum Volume may not exceed * during any Contract Year.

                           5.1.4    Pro-Ration.  Minimum Volume, Target Volume
and AIPC Guaranteed Maximum Volume for any Contract Year will be pro-rated daily for (i) the first Contract Year (if such Contract Year begins later than * ) and
(ii) each Contract Year thereafter


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

to the extent of periods during an occurrence of Force Majeure or other event set forth herein requiring adjustments to the volume of Products to be produced or purchased hereunder.

                  5.2      Forecasts

                           5.2.1    Contract Year Plan:  General.  During the
last quarter of 1997 and thereafter at the beginning of the last quarter of each Contract Year, CPC and AIPC will meet to jointly develop and agree to an economic plan for the next Contract Year (a "Contract Year Plan"). The Contract Year Plan shall include a determination of the Target Volume, on a Product SKU basis, any new cuts and/or change in the mix of Products, a production plan for each Facility, and a review of each Party's supplier base for all Raw and Packaging Materials. In addition, the Contract Year Plan will include a "Supply/Demand Plan" for such Contract Year which will include by Product SKU:
(i) CPC's forecasted monthly demand requirements, (ii) CPC's forecasted plan for desired monthly inventory balances, and (iii) a production plan for AIPC to satisfy such forecasts subject to a monthly minimum/maximum volume production limit, based upon AIPC's then current capacity constraints, to be established in such Supply/Demand Plan. The Parties will review and revise, with mutual consent, the Supply/Demand Plan monthly, or any other agreed to frequency, during each Contract Year, provided CPC will provide AIPC with at least * advance written notice of the desired effective date of any dramatic changes in, or additions to, the Product mix to be produced by AIPC (including changes desired during the next succeeding Contract Year). The Parties shall use their best efforts to meet these requirements.

                           5.2.2    Budget.  The Contract Year Plan will
establish an agreed Budget for the Total Cost per pound on a Product by Product basis for the next Contract Year. Budgeted Total Cost will be based, among other factors, on AIPC's Actual Total Cost incurred to produce such Product during the Contract Year then ending. The Budgeted Total Cost will be based on * of the Target Volume for the upcoming Contract Year and will include a breakdown of the Conversion and Materials Cost. As part of the procedure to develop a Budget, CPC will have access to AIPC's financial records with respect to Actual Total Costs of production from the current or most recently past Contract Year.

                           In the event of significant market or other cost
component changes, the Parties may decide on establishing an updated Budget * by Product for the remaining portion of such Contract Year, prior to the end of a Contract Year.

                           The Budgeted Conversion Cost for the current Contract
Year will be used for the next succeeding Contract Year until the Parties establish a Budget for such succeeding Contract Year (provided the Budgeted Materials Cost will be adjusted to the Actual Materials Cost incurred in the last quarter of the then ending Contract Year), until such time as the Parties establish a new Conversion and Materials Cost for such Contract Year, at which time there will be appropriate retroactive adjustments.


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

                      5.2.3 Rolling Demand Forecast. CPC will provide to AIPC on or before the last day of each month a rolling * forecast of demand by Product SKU.

                  5.3 Durum Procurement Practices. AIPC and CPC will establish the procedures by which procurement decisions for durum wheat will be made by the Parties and executed by AIPC for each Contract Year. Such agreed procedures will be set forth in the applicable Contract Year Plan.

         6.       QUALITY ASSURANCE AND CONTROL

                  6.1 AIPC shall perform such quality control tests and procedures as are agreed by AIPC and CPC in the Manual/Codebook set forth and included in EXHIBIT A attached hereto.

                  6.2 AIPC will promptly notify CPC of any out-of-specification Products. AIPC agrees to perform under CPC's direction with respect to any out-of-specification situations and to handle all out-of-specification problems on a case-by-case basis, pursuant to CPC's directions.

                  6.3 AIPC will be responsible for the receiving and incoming quality inspections of ingredients and packaging materials and for identifying any overages, shortages, or materials which are damaged or otherwise do not meet prescribed specifications.

                  6.4 In the event of ingredient or packaging materials being rejected for failing quality inspection or later identified as defective, AIPC is responsible for notifying the vendor and promptly undertaking to secure the resupply of acceptable materials.

                  6.5 AIPC will adopt the CPC recall procedures as referenced in the Manual/Codebook, or equivalent approved in writing by CPC. AIPC agrees to notify CPC's QA Department prior to initiating any product recall procedure. AIPC shall be responsible for all Damages associated with any recall or Product withdrawal, unless CPC has been responsible therefore.

                  6.6 Upon reasonable notice by CPC to AIPC, CPC has the right to inspect AIPC Facilities during regular business hours.

         7.       REJECTION PROCEDURE

                  The following procedures shall be followed with respect to rejection of Products:

                  7.1 In the case of rejection, AIPC shall promptly determine the reason for the defect in the lot and submit a proposed method of correction of the defect. Such proposal shall also include a method for preventing a repetition of the cause of the defect, if possible.

                  7.2 CPC will have * after receipt of the proposed method of correction (accompanied by reworked samples, if necessary) to accept or reject such proposed method. Acceptance shall extend only to the method of correction and shall not in and of itself constitute or imply approval of the lot after correction. After correction, the lot must meet all regular quality tests and any special tests made necessary by the nature of the defect.

                  7.3 CPC shall have * from the date of receipt of samples from any reworked lot to retest the reworked lot. Failure to reject such reworked lot during such period shall constitute acceptance of the lot. If any batch or lot is finally rejected, AIPC shall dispose of such batch or lot in accordance with Applicable Laws and in a manner that will not, in CPC's good faith reasonable judgment, have a negative impact on the image of the Products.

                  7.4 *

                  7.5 In any event, AIPC's obligation with respect to any defect readily observable at the time of delivery shall be to replace the Product, and all other directly incurred costs including freight, storage and handling.

         8.       PROCESSING AND PACKAGING

                  8.1 AIPC will act in conformity with the Manual/Codebook. The Manual/Codebook in-process and finished Product specifications will be controlling.

                  8.2 AIPC agrees to abide by all current Kashruth requirements set by the Union of Orthodox Jewish Congregations of America in the manufacture of Product requiring Kosher Certification.

                  8.3 With respect to the process and equipment certified for the production of Product, AIPC will notify CPC's QA Department in writing * prior to implementation of any and all planned process changes excluding replacement of like equipment for like equipment. This includes changes in processing equipment, ingredient and significant changes in procedures affecting through-put rates. Any such changes will be implemented by AIPC only after full and open discussion, including testing where advisable, between the Parties.

         9.       INVENTORIES

                  9.1 Procurement. AIPC agrees to maintain (and procure) an adequate inventory of Raw Materials and Packaging Materials based upon AIPC's past experience and inventory management programs, consistent with the agreed procedures set forth in the applicable Contract Year Plan. If CPC requests that a significantly higher level be maintained, AIPC will consider such requests, and CPC agrees to finance the additional non-standard inventory investment agreed to by the Parties.

                  9.2 Delivery of Finished Products. Finished Products are to remain under AIPC's control until AIPC quality control has approved Products for release and shipment to CPC at the applicable Warehouse and title to the Products has passed to CPC in accordance with Article 12 below.

         10.      PRODUCT ORDERS/INVOICING

                  10.1 * Invoice. AIPC will submit to CPC an invoice on a * basis for all Products delivered to a Warehouse and prepared for shipment during the immediately preceding * . The invoice will identify the Products by SKU, volume and the price * .

                  10.2 Minimum Purchase/Supply Payments.

                           10.2.1  CPC.  Except if prevented by an event of
Force Majeure, if CPC fails to purchase the Minimum Volume of Products in any Contract Year, CPC shall pay * for all pounds of Product below the Minimum Volume not purchased by CPC. Amounts payable by CPC to AIPC under this Section
10.2.1 will be reduced by amounts paid by CPC to, and received by, AIPC with respect to * under Section 3.2.2 above throughout such Contract Year.

                           10.2.2  AIPC.  Except if prevented by an event of
Force Majeure, if AIPC does not deliver to the Warehouse for CPC all of CPC's requirements of Products Actually ordered from AIPC consistent with the applicable Contract Year Plan (not to exceed the AIPC Guaranteed Maximum Volume for such applicable Contract Year), AIPC shall pay to CPC an amount equal to the Actual unreimbursed out-of-pocket per pound cost incurred by CPC (excluding CPC's Actual Materials Cost) to purchase such shortfall in excess of * for such products.

                  10.3 Payment Terms. Except as otherwise provided herein, CPC will pay invoices to AIPC within * from the date of receipt of such invoice. Payment will be made by electronic transfer of funds when possible. Payment of an invoice by CPC does not relieve AIPC of AIPC's obligations to deliver the Products to CPC's carrier at the Warehouse in accordance with the quality control and other specifications set forth in Sections 6, 7 and 8 and otherwise under this Agreement and to pass title to the Products to CPC upon placement of the Products on a carrier at the applicable Warehouse for shipment to CPC.

         11.      OWNERSHIP/EXCLUSIVITY

                  11.1 Recipes. Except for recipes provided by CPC, AIPC shall retain sole ownership of the recipes and formulations for the Products; provided, that upon any termination of the Agreement CPC will have the non-exclusive royalty free right to use the recipes (other than AIPC's flavored pasta recipes) and formulations for the Products.

                  11.2 Exclusive Business. * AIPC agrees not to produce pasta for Borden, Hershey or Barilla, or any of the brands owned by Borden, Hershey or Barilla, or for any of their Affiliates, without the other Party's prior written consent.

                  11.3 Third-Party Production. Notwithstanding anything to the contrary herein, AIPC may produce branded retail products for third parties, other than for Borden, Hershey or Barilla, or any of the Borden, Hershey or Barilla brands, without CPC's consent provided that such production in any Contract Year is limited to approximately three (3) million pounds in any quarter of any Contract Year, subject to an annual maximum of twelve (12) million pounds in any Contract Year, and further provided that AIPC is capable of satisfying CPC's Actual requirement for Products ordered from AIPC (up to the applicable annual AIPC Guaranteed Maximum Volume).

         12.      TITLE AND RISK OF LOSS

                  Title and risk of loss to finished Products will pass to CPC upon (a) full payment to AIPC for such Products and (b) such time as such Products have been placed on CPC's delivery carrier or another carrier designated or acceptable to CPC for distribution from the applicable Warehouse.

         13.      INDEPENDENT CONTRACTOR

                  AIPC is an independent contractor hereunder. Nothing contained in this Agreement is intended or shall be construed to create or establish any agency, partnership, joint venture or other profit-sharing arrangement, landlord-tenant, or lessor-lessee relationship between the Parties. No Party shall have any authority, express or implied, to create or assume any obligation, enter into any agreement, make any representation or warranty, file any document with any governmental body, or serve or accept legal process on behalf of any other Party, settle any claim by or against any other Party, or to bind or otherwise render any other Party liable in any way to any other person, without the prior express written consent of the Party to be affected by such action.

         14.      REPRESENTATIONS AND WARRANTIES

                  14.1 Mutual Representations. Each Party represents and warrants to the other Party as of the date hereof that:

                           14.1.1  Due Incorporation; Authorization of
Agreements - The Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which it will conduct business or carry out the transactions contemplated under this Agreement, if the failure to be so qualified would have a material adverse effect on the business or assets of the respective Party or materially affects its ability to perform its obligations hereunder. The Party has the full power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The Party has all necessary licenses to market and sell the Products and to provide the Services as contemplated by this Agreement.

                           14.1.2  No Conflict; No Default - Neither the
execution, delivery and performance of this Agreement nor the consummation by the Party of the transactions contemplated hereby: (i) will violate or cause a breach of any of the terms, conditions or provisions of any existing law, regulation, order, writ, injunction, decree, determination or award of any governmental authority or any arbitrator, applicable to such Party, or (ii) will violate or cause a breach of or constitute a default under any of the terms, conditions or provisions of the certificate of incorporation or bylaws (or other governing documents) of such Party or of any material agreement or instrument to which such Party is or may be bound or to which any of its material properties or assets is subject, including the course of conduct between the Party and the other party(ies) to such agreement, or (iii) will violate or cause a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any interests or rights or require any consent, authorization or approval under any indenture, mortgage or lease agreement or material financial obligation to which such Party or by which such Party is or may be bound.

                           14.1.3  Litigation - There are no claims, actions,
suits, proceedings or investigations pending or, to the knowledge of the Party, threatened against or affecting the Party or any of its properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation, could lead to any action, suit or proceeding, which if adversely determined could) reasonably be expected to have a material adverse effect on the Party's ability to perform its obligations under this Agreement. The Party has not received any currently effective notice of default under any law, regulation, contract, agreement or otherwise which if not timely cured could have a material adverse effect on the Party's ability to perform its obligations under this Agreement. The Party is not in default under any applicable order, writ, injunction, decree, permit, determination or award of any governmental authority or any arbitrator which could reasonably be expected to have a material adverse effect on the Party.

                           14.1.4  Right to Disclose. - Each Party has the right
to disclose all proprietary information which it has disclosed to the other Party pursuant to this Agreement.


                  14.2 AIPC Service Warranties. In addition to all other warranties expressed in this Agreement, AIPC warrants that, except as may be directed by CPC or AIPC's compliance with the CPC Product Specifications:

                           14.2.1  the Products shall be of merchantable quality
and fit for their intended use as food for human consumption;

                           14.2.2  the Products shall conform to, and shall be
processed, produced, packaged and held in inventory in accordance with the CPC Product Specifications to be established by the Parties hereunder and set forth and included in EXHIBIT A hereto;

                           14.2.3  AIPC shall perform hereunder in compliance
with all applicable federal, state, county and municipal laws and regulations now in effect and hereinafter enacted, including, but not limited to the Act;

                           14.2.4  the Products, at the time of delivery to the
carrier at a Warehouse for shipment to CPC, shall not be adulterated, contaminated or misbranded within the meaning of the Act and any regulations thereunder or any similar state or local laws or regulations, nor is any Product one which may not under such Act or law be introduced into intrastate commerce;

                           14.2.5  the Products shall be produced and
manufactured in accordance with the provisions of the Fair Labor Standards Act of 1938, as amended, and laws, regulations and orders, now in effect or hereinafter enacted or administered by the United States Department of Labor and any similar state agency; and

                           14.2.6  that AIPC is an Equal Opportunity Employer
and agrees that, if subject to the terms of Section 202 of Executive Order 11246, AIPC will comply with the terms of such laws.

                           ALL PRODUCT AND SERVICE
                           WARRANTIES BY AIPC WILL BE LIMITED
                           TO THE TERMS SET FORTH ABOVE IN
                           THIS SECTION 14.2.

                  14.3 No Representation. CPC will not make to any customer or potential customer any representation or warranties whatsoever on behalf of AIPC, and shall effectively disclaim any authority to make such warranty or representation on AIPC's behalf, to any customer or potential customer regarding any of the Products or Services, except as specifically set forth above or authorized by AIPC in writing.

                  AIPC will not make to any customer or potential customer any representation or warranty whatsoever on behalf of CPC, and shall effectively disclaim any authority to make such warranty or representation on CPC's behalf, to any customer or potential customer regarding any of the Products or Services, except as specifically authorized by CPC in writing.

                  14.4 CPC Product Specifications Representation. CPC hereby represents and warrants to AIPC that all instructions and directions of, and all product specifications and procedures provided by, CPC to AIPC and set forth and included in EXHIBIT A hereto or otherwise communicated by CPC to AIPC, from time to time, which are to be utilized by AIPC in the manufacturing of the Products pursuant to the terms and conditions of this Agreement (the "CPC Product Specifications"), shall at all times be in strict compliance with any and all Applicable Laws. CPC further represents and warrants that all Products manufactured by AIPC in accordance with the CPC Product Specifications shall be in strict compliance with all Applicable Laws, and shall not be subject to any Applicable Laws which would prohibit the Products from being introduced into interstate commerce.

                  14.5 CPC Marks, Ownership and Registration. CPC's trademarks designated on SCHEDULE 14.5 hereto ("Marks") and the registration thereof are good, valid and enforceable at law and in equity. Marks which are being applied for and those for which registrations have not been renewed are not included in this representation and warranty (it being understood no Party, by this exception, waives its claim to such Marks and this Agreement shall apply to such Marks even if only applied for or currently not registered).

         15.      INDEMNIFICATION AND INSURANCE

                  15.1 AIPC. AIPC (as "Indemnifying Party") shall defend, indemnify, and hold harmless CPC, its employees and representatives (an "Indemnitee") from and against all Damages incurred by such Indemnitee attributable to any actions and claims arising out of or in connection with the Products attributable to AIPC and/or AIPC performance of Services hereunder with respect to: (i) injury and/or death to persons including AIPC's employees, agents or representatives and damage to property (ii) fines, levies or other charges imposed by any governmental authority or agency, (iii) AIPC's failure to comply with or violation of any applicable laws, regulations, rules and ordinances, (iv) violations by AIPC of the Comprehensive Environmental Response Compensation and Liability Act or any other federal, state or local law, regulation or order regarding the environment or contamination thereof now in effect or hereinafter enacted, (v) any alleged infringement or violation of any patent right in connection with performance of Services hereunder unless the alleged infringement or violation was directed by CPC. Notwithstanding anything to the contrary herein, in no event will AIPC be required to indemnify any Indemnitee for any such Damages attributable to (A) the acts or omissions of CPC, or (B) AIPC's acts or omissions taken or made (or omitted to be taken or made) in accordance with the CPC Product Specifications, at the direction of CPC, or otherwise in accordance with the terms of this Agreement.

                  15.2 Mutual. Each Party hereto (the "Indemnifying Party") agrees to indemnify and hold harmless the other Party hereto and their permitted assigns and Affiliates, and their officers, directors, employees and agents, and each of their representatives, and their successors and assigns (collectively, the "Indemnitees") at all times from and after the Effective Date against and in respect of any Damages suffered by the Indemnitees as a direct or indirect result of any claims, actions or demands by a third party, to the extent caused by or attributable to: (i) any breach of any representation or warranty made by the Indemnifying Party in this Agreement or any agreement executed by the Indemnifying Party in connection herewith including, but not limited to, with respect to the CPC Product Specifications; (ii) breach or default in the performance by the Indemnifying Party of any of the covenants to be performed by the Indemnifying Party under this Agreement or any agreement executed by the Indemnifying Party in connection herewith; (iii) any debts, liabilities or obligations of the Indemnifying Party, whether accrued, absolute, contingent, or otherwise, due or to become due not specifically addressed herein; (iv) any claim by a third party preventing, or attempting to prevent, the Indemnifying Party from substantially performing its material obligations hereunder; (v) the Indemnifying Party's acts or omissions with respect to any advertising relating to the Products (other than claims arising out of (A) the proper use of the Indemnified Party's Marks, and (B) advertising that is specifically approved in form and content by the Party), or (vi) any other act or omission of the Indemnifying Party or any occurrence on the property of the Indemnifying Party, unrelated to this Agreement.

                  15.3 Procedure. Promptly upon receipt by an Indemnitee of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise with respect to any matter as to which such Indemnitee seeks indemnification under the provisions of this Agreement, the Indemnitee will give prompt notice thereof in writing to the Indemnifying Party, together with the statement of such information respecting such demand, assertion, claim, action or proceeding as the Indemnitee shall then have. If the claim for indemnification is not disputed, the Indemnifying Party will promptly proceed to process such claim with applicable insurance providers, if any.

                  If the claim is with respect to a claim by a third party, and if the Indemnifying Party acknowledges full liability or potential liability without admitting same under this Agreement, the Indemnifying Party shall have the right to contest and defend by all appropriate legal or other proceedings any demand, assertion, claim, action or proceeding with respect to which it has been called upon to indemnify the Indemnitee under the provisions of this Agreement; provided, however, that:

                           (i) notice of intention so to contest shall be delivered to the Indemnitee within * calendar days from the receipt by the Indemnifying Party of notice of the assertion of such demand, assertion, claim, action or proceeding;

                           (ii) the Indemnifying Party will pay all costs and expenses of such contest or defense, including all attorneys' and accountants' fees, and the cost of any bond required by law to be posted in connection with such contest or defense;

                           (iii) such contest or defense shall be conducted by
                  reputable attorneys employed by the Indemnifying Party and reasonably approved by the Indemnitee, at the Indemnifying Party's sole cost and expense, but the Indemnitee shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing, at the Indemnitee's cost and expense without contribution or indemnification by the Indemnifying Party for such costs or expenses;

                           (iv) if after such opportunity, the Indemnifying Party does not elect to assume the defense in any such proceedings, the Indemnifying Party shall be bound by the results obtained by the Indemnitee, including without limitation any out-of-court settlement or compromise;

                           (v) if the Indemnifying Party assumes the defense, the Indemnitee(s) will not settle, or attempt to settle, such claim without the Indemnifying Party's consent; and

                           (vi) the Indemnifying Party will not settle any claim
                  without the prior written consent of the Indemnitees, unless the settlement contains a complete and unconditional release of the Indemnitee(s), and the settlement does not involve the imposition of any nonmonetary relief on the Indemnitees.

                  15.4     Insurance.

                           15.4.1  AIPC.  AIPC shall procure and maintain, at
all times while performing hereunder, occurrence based liability insurance with a reputable and financially responsible insurance carrier(s) satisfactory and acceptable to CPC for the coverage in the amounts set forth in EXHIBIT 15.4 attached hereto and incorporated by reference herein, and any additional insurance as may be required by applicable laws, ordinances or governmental orders, rules and regulations. In the event AIPC purchases or maintains insurance policies with limits that are greater than the limits required by this Agreement, the maximum limits of such policies shall be fully available to CPC.

                           Endorsements expressly naming CPC as additional
insured with respect to such coverage, and loss payee with respect to property loss or damage, and the copies of the policies shall be delivered to CPC. In addition, the endorsements shall expressly (i) state that AIPC's primary and excess or umbrella policies are primary coverage and not concurrent or excess over other insurance which may be available to CPC, (ii) provide for waiver of all subrogation rights against CPC, and (iii) state that any change restricting or reducing coverage or cancellation of any policy shall not be valid as respects CPC's interests until CPC has received * notice in writing of such change or cancellation. In the event that coverage is renewed during the original term or any subsequent term of this Agreement, endorsements for the renewed policies shall be delivered to CPC within * after renewal.

                  Notwithstanding anything to the contrary contained in this
Section 15.4, it is acknowledged and agreed that CPC shall not be designated a loss payee (other than with respect to inventory of Products and Raw Materials in AIPC's possession or in a Warehouse, which has been purchased and paid for by
CPC) with respect to or have any right to any proceeds of any insurance purchased or maintained by AIPC unless and until the "Total Commitment" and all "Interest Rate Protection Agreements and Other Hedging Agreements" (as each such term is defined in the Credit Agreement, as amended, dated as of April 11, 1997 (as such Agreement may be amended, modified or restated from time to time and any agreement refinancing in whole or in part such Agreement, collectively, the "Credit Agreement"), among AIPC, the banks and agents party thereto from time to time) are terminated and all "Obligations" (as defined in the Credit Agreement) have been paid in full.

         16.      TERMINATION

                  16.1 Without Cause. Either party may terminate this Agreement without cause (i) pursuant to Section 17.5 below, or (ii) during 1997 by giving the other party three (3) years prior written notice and at any time thereafter by giving the other party two (2) years prior written notice.

                           16.1.1  CPC Termination Fee.  In the event CPC
terminates this Agreement pursuant to Section 16.1 above or Section 22 below, or AIPC terminates this Agreement for cause under Section 16.2.1 below, CPC will pay to AIPC as liquidated damages, and not a penalty, the applicable Termination Fee (set forth below) which is intended to compensate AIPC for unrealized capital expenditures and which shall be CPC's total liability for such termination.

         The applicable Termination Fee will be:

                           Year in which
                           Termination
                           is Effective              Termination Fee

                                    *                         *

         Notwithstanding anything to the contrary above, beginning in the calendar year * and thereafter, the applicable Termination Fee set forth above for a year will be reduced by * for each full calendar quarter during such calendar year that CPC purchases and pays for at least * of Products from AIPC during each such quarter. For example, if the Agreement is terminated effective
* , and CPC is required to pay the Termination Fee set forth above, the Termination Fee will be reduced by * , if CPC purchased and paid for at least * of Products from AIPC during * .

                           16.1.2  AIPC Termination.  In the event AIPC
terminates this Agreement pursuant to Section 16.1 above, AIPC will compensate CPC by payment to CPC for the remaining Term of this Agreement, an amount equal
* , in each case as of the effective date of a termination hereunder. CPC agrees to use reasonable efforts to obtain the Products at reasonable costs and agrees to consider qualified production alternatives presented by AIPC.

                  16.2     Termination for Cause.

                           16.2.1  AIPC.  AIPC may terminate this Agreement for
cause if any of the following occurs: (i) an Insolvency Event shall occur with respect to CPC, that, in AIPC's reasonable opinion, materially threatens CPC's ability to perform hereunder which has not been cured after notice from AIPC to CPC and the expiration of the period to cure as provided in Section 16.2.3 below; (ii) CPC fails to make any payments due to AIPC hereunder, which in the aggregate equal or exceed fifty thousand dollars ($50,000) and are not the subject of a good faith dispute between the Parties, within 10 days after notice from AIPC that such payment is due and payable which has not been cured after notice from AIPC to CPC and the expiration of the period to cure as provided in Section 16.2.3 below; (iii) a material breach by CPC of any non-payment terms of this Agreement, including but not limited to any material misrepresentation of financial or other information or persistent disregard of laws or regulations which has not been cured after notice from AIPC to CPC and the expiration of the period to cure as provided in Section 16.2.3 below; or (iv) as provided in
Section 22 below upon the occurrence of an event set forth therein.

                           16.2.2  CPC.  CPC may terminate this Agreement for
cause if any of the following occurs: (i) an Insolvency Event shall occur with respect to AIPC, that, in CPC's reasonable opinion, materially threatens AIPC's ability to perform hereunder; (ii) a material breach by AIPC of any non-payment terms of this Agreement, including but not limited to any material misrepresentation of financial or other information or persistent disregard of laws or regulations which has not been cured after notice from CPC to AIPC and the expiration of the period to cure as provided in Section 16.2.3 below; (iii) subject to the terms hereof and for any reason, other than Force Majeure or the fault of CPC, AIPC fails to supply to CPC the lesser of (A) CPC's Actual requirements for Products ordered from AIPC, or (B) the applicable annual AIPC Guaranteed Maximum Volume; or (iv) as provided in Section 22 below upon the occurrence of an event described therein.

                           16.2.3  Effective Date.  Termination for cause by a
Party under this Section 16.2 shall be effective after the expiration of * following receipt of a notice to the other Party describing the event giving rise to such termination; provided that this Agreement shall not terminate on such * day if the event giving rise to such termination has been cured (or, if the event giving rise to such termination is susceptible to cure, but not susceptible to cure within such * day period, the breaching Party has taken all reasonable steps within such * day period to cure the event giving rise to such termination as promptly as practicable thereafter).

                           16.2.4  Insolvency Event Defined.  "Insolvency Event"
means, with respect to any Party, that such Party (i) makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated as bankrupt or insolvent, files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future bankruptcy law, seeks, consents to, or acquiesces in, the appointment of any trustee, receiver, custodian, or liquidator of it or of all or substantially all of its properties; or it, its directors, or shareholders takes action to dissolve or liquidate it; or an involuntary petition in bankruptcy is brought against such Party or an answer proposing the adjudication of such Party as a bankrupt or proposing its liquidation or reorganization pursuant to any applicable bankruptcy law is filed in any court and such Party consents to or acquiesces in the filing thereof of such petition or answer is not dismissed within ninety (90) days after the filing thereto).

                  16.3 Inventory. Within * following the effective date of any termination of this Agreement (or the end of the Term hereof), CPC will (i) purchase (at AIPC's Actual cost) all Product Raw Materials and Packaging Materials within current specifications in AIPC's inventory that cannot be used by AIPC to produce and distribute pasta products on its own account as of the effective date of a termination of this Agreement, and (ii) evacuate, at CPC's sole cost and expense, all Product inventory from the warehouses owned or used by AIPC.

         17.      FORCE MAJEURE

                  17.1 If the performance of this Agreement (including without limitation any deliveries hereunder) is interfered with by any circumstance or event of Force Majeure, the Party affected will be excused from such performance on a day-to-day basis to the extent of such interference (and the other Party will likewise be excused from performance on a day-to-day basis to the extent such Party's obligations relate to the performance so interfered with), and such event shall not give rise to any claim for Damages or other relief; provided, that the affected Party gives (i) prompt notice to the other Party (no later than * ) of the commencement of the Force Majeure, stating the specific circumstances constituting the Force Majeure and describing the obligation or performance which is thereby delayed or prevented and (ii) notice to the other Party, within * after cessation of the Force Majeure, of such cessation and of the specific facts and circumstances supporting the Party's claim concerning the occurrence and duration of the Force Majeure event.

                  17.2 "Force Majeure" means an act, event or occurrence that materially and adversely affects a Party's ability to perform hereunder, and is demonstrably beyond the control of the affected Party, such as (i) acts of war, whether declared or not; (ii) insurrection, rebellion, sabotage, acts of terrorists, public or local disorders, riots, or violent demonstrations; (iii) explosions, fires, floods, earthquakes or other such natural calamities which it is not reasonably possible for the affected Party to overcome; (iv) embargoes, judicial action, lack of or inability to obtain export/import permits or approvals or other governmental action or inaction not occasioned by the fault or negligence of the Party affected thereby; (v) abnormal or unusually severe weather conditions which it is not reasonably possible for the affected Party to overcome; or (vi) strikes, boycotts or lockouts or such other labor disputes (but excluding those that are initiated within or limited to the labor force of the affected Party).

                  17.3 A claim of Force Majeure not adequately supported within
* of the date of such claim by specific facts and evidence shall be void and treated, for purposes of this Agreement, as if never made.

                  17.4 In no event shall Force Majeure excuse or suspend any obligation to give any notice or to pay any sum of money due under this Agreement, whatever the nature of the Force Majeure may be.

                  17.5 If an event of Force Majeure (i) prevents AIPC from producing the lesser of (A) CPC's Actual requirements for Products ordered from AIPC, or (B) the applicable quarterly AIPC Guaranteed Maximum Volume, or (ii) prevents CPC from accepting and purchasing the Minimum Volume under this Agreement, in either case for a period in excess of * , then either Party may, by * prior written notice to the other, terminate this Agreement.

                  17.6 A party subject to Force Majeure shall exercise all possible diligence in order to, as soon as possible, remove the effects of, or to mitigate said effects if their removal is not immediately possible, such Force Majeure, including the expenditure of a reasonable amount of money. If a Facility continues to have capacity to produce Products, notwithstanding an event of Force Majeure affecting such Facility, AIPC will allocate a pro-rata amount of such remaining capacity to the production of the Products for CPC, in proportion to the average monthly amount of the full capacity of such Facility utilized to produce the Products for CPC during the immediately preceding * period, until such time as the Facility retains the level of capacity in existence immediately preceding the Force Majeure.

                  17.7 Unless this Agreement has been terminated as provided herein, each Party shall reassume, with full rights, the duty of complying with its obligations hereunder as soon as the Force Majeure ceases, without the right to claim any compensation from the other party for the period of suspension.

                  17.8 The Contract Year Plan in effect as of the date of any event of Force Majeure will be reviewed and adjusted, as necessary, to take into account the effects of any such event.

         18.      RECORDS AND AUDIT

                  18.1 Methods. AIPC will participate in CPC Product planning and tracking using a remote terminal to enter data related to daily production, daily inventory status, and daily shipments from the Warehouse pursuant to the systems referenced below. In connection therewith, the Parties will work together to establish mutually acceptable methods of reporting production, product recall, distribution and customer information. AIPC will reasonably consider CPC's requests to conform or integrate CPC's existing systems into such reporting methods and procedures. CPC and AIPC will conduct a monthly reconciliation of Product inventory in the Warehouses in accordance with CPC's financial reporting systems. AIPC will be responsible for any shortages (and CPC will be responsible for any overages) in the amount of Product invoiced and paid for by CPC and the amount of Product actually delivered to a carrier at a Warehouse for shipment to CPC, with allowance for shrinkage of * .

                  18.2 Maintenance. AIPC shall keep and maintain current and accurate books and records pertaining to the purchase of Raw Materials and Packaging Materials and production of the Products and all other records required by law. Production records shall include but are not limited to, lot numbers of Raw Materials (for tracking), data on weight control (actual weight, and moisture content at packing), records on micro stability of egg products used in the manufacture of the Products.

                  18.3 Audit. During the term of this Agreement and for one (1) year after the termination or expiration of this Agreement, AIPC will permit CPC to review, audit, inspect and copy the records with respect to all Services by allowing CPC or its designated auditors or other personnel reasonable access to AIPC's premises and the records upon prior notice.

                  18.4 Accounting Changes. AIPC shall notify CPC of any accounting method changes (such as on Depreciation) that could affect the cost structure for the Products.

         19.      CONFIDENTIALITY

                  A Confidentiality Agreement between CPC and AIPC dated August 9, 1996 is attached hereto as EXHIBIT 19 and made a part hereof.

         20.      TRADEMARKS AND ENDORSEMENTS

                  20.1 CPC Representation. CPC shall be responsible for providing mechanicals for all Packaging Materials and represents, warrants and agrees that the mechanicals for artwork and printed materials do not, and will not, infringe any copyright or trademark of any third party. AIPC will not make any changes in the artwork without CPC's prior written permission.

                  20.2 License. CPC hereby grants a revocable (upon termination of this Agreement), non-exclusive, royalty-free license to AIPC to apply to the Products as necessary CPC's trademark Mueller's(R) * for sale only to CPC, and set forth on SCHEDULE 14.5 hereto. AIPC hereby acknowledges that it shall so apply such designated trademarks to the Products only for sale to CPC and such trademarks shall remain the sole property of CPC. Nothing in this Agreement shall be deemed to confer upon AIPC any right, title or interest in or to said trademarks or to the goodwill now or hereafter associated therewith. During the term of this Agreement, each such trademark shall not be employed by AIPC in any manner as to impair, dilute or jeopardize same nor otherwise than in accordance with instructions given from time to time by CPC.

                  Upon termination of this Agreement, AIPC shall make no further use of the CPC Marks or any confusingly similar trademarks or tradenames for any purpose whatsoever nor employ any other trademark or trade name which gives the impression or tends to suggest that AIPC continues to produce CPC's Products or is otherwise associated with CPC.

                  20.3 Prohibited Use by AIPC. AIPC shall not, without CPC's written consent, use CPC's trademarks, brand names, company and/or division name, package likeness, letterhead or other material bearing CPC's name or products in any advertising, promotion or endorsement.

                  20.4 Prohibited Use by CPC. CPC shall not, without AIPC's written consent, use AIPC's trademarks, brand names, company and/or division name, package likeness, letterhead or other material bearing AIPC's name or products in any advertising, promotion or endorsement.

         21.      GOVERNING LAW AND DISPUTE RESOLUTION

                  21.1 Governing Law. All matters regarding interpretation of this Agreement. and the rights of the parties shall be determined by the laws of the State of Illinois without giving effect to the principles of conflict of laws thereof.

                  21.2     Dispute Resolution.

                           21.2.1  In the event of a dispute relating to this
Agreement, the disputing Party shall given the other Party written notice of the dispute. Each Party shall designate a senior corporate officer who will meet to attempt to settle the matter in good faith within * of such notice.

                           21.2.2  If the dispute has not been resolved within
* of the meeting of the senior corporate officers, the Parties shall submit the dispute for non-binding mediation in accordance with the procedures set forth in
EXHIBIT 21.2.2; provided, however, if the dollar amount of any such dispute is * Dollars ($ * ) or less, the decision of the mediator shall be binding upon the Parties, and enforceable in a court of competent jurisdiction.

                           21.2.3  If the dispute has not been resolved pursuant
to the aforesaid mediation procedure within * of the commencement of such mediation, or if either Party will not participate in mediation, the dispute shall be settled by binding arbitration in accordance with the Arbitration Procedures attached as EXHIBIT 21.2.3 hereto.

                  21.3 Expenses. Each Party will bear their own attorney fees, other professional fees, and expenses incurred in connection with any dispute resolution hereunder. The fees and expenses of the mediator/arbitrator and mediation/arbitration hearing will be equally shared by the Parties, unless otherwise determined by the mediator in a binding mediation or arbitrator in arbitration. If any Party commences litigation against the other Party in connection with this Agreement, and it is finally determined by a court of competent jurisdiction (and the period for appeals if any, has expired) that such dispute must be submitted to mediation/arbitration hereunder, the Party who commenced the litigation shall pay all of the attorney fees and expenses incurred by the other Party in connection with such litigation, and such amount can be awarded by the court reaching such conclusion.

         22.      ASSIGNMENT

                  22.1 General. Neither Party hereto may assign or transfer this Agreement, in whole or in part, or any interest arising hereunder, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary herein, this Agreement may be assigned or transferred by CPC to any Affiliate of CPC a majority of whose capital stock or interests entitled to vote generally in the election of directors (or other governing body) is owned by CPC, or CPC may assign this Agreement, in whole or in part, to a third party (subject to Section 22.3 below), provided that CPC remains financially responsible for and guarantees the assignee's obligations to AIPC under this Agreement, unless the assignee has a Moody's Investor Services credit rating of at least "A" or better as of the date of such assignment. Subject to the provisions of this Section 22, this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties hereto.

                  22.2 AIPC Assignment. Notwithstanding anything to the contrary herein, in the event of a sale, transfer or merger of AIPC to or with Borden, Hershey or Barilla or the sale or transfer of all of substantially all of its business or assets to or with Borden, Hershey or Barilla, CPC shall have the right to terminate this Agreement at any time within * from the date of a notice of the transaction to CPC by giving AIPC written notice thereof which will include CPC's tentative schedule of dates for termination of this Agreement, subject to an effective date of termination that is at least * but no more than
* following the date of the notice of termination.

                  22.3 CPC Assignment. Notwithstanding anything to the contrary herein, in the event of a sale, transfer or merger of CPC to or with Borden, Hershey or Barilla , or the sale of substantially all of CPC's assets, the Best Foods division, or CPC's Mueller's(R) pasta business, or any assignment of this Agreement to Borden, Hershey or Barilla, AIPC shall have the right to terminate this Agreement at anytime within * from the date of a notice of the transaction to AIPC by giving CPC written notice thereof which will include a schedule of dates for terminating this Agreement, which will provide to CPC's successor notice of termination that is not less than the lesser of (a) the remaining portion of the then current term of this Agreement (without options to extend) and (b) * .

                  22.4 Permitted Assignment by AIPC. Notwithstanding anything to the contrary herein, AIPC may assign AIPC's rights hereunder in connection with any capital financing of AIPC's business; provided, in no such event will AIPC's obligations to CPC, or CPC's rights under this Agreement, be diminished or affected by any such assignment.

         23.      NOTICES

                  23.1 Any notice required or permitted to be given under this Agreement shall be considered as having been given by either Party to the other Party upon faxing the notice and confirming the notice by mailing thereof to such other Party by registered or certified mail, required postage prepaid, or by overnight courier service, at the following addresses, or by making personal delivery thereof to such other Party at the said address or, in either case, at such other address as the Parties may from time to time specify in writing. A Post Office or courier service receipt showing the receipt of such notice and the date thereof shall be prima facie evidence of the giving of such notice.

                  23.2     Notices shall be directed to:

                  If to CPC:                Best Foods
                                            P.O. Box 8000, International Plaza
                                            Englewood Cliffs, NJ 07632-9976
                                            Atten:  President
                                            FAX:  201-894-8000

                  with a copy to:           Legal Department
                                            P.O. Box 8000, International Plaza
                                            Englewood Cliffs, NJ 07632-9976
                                            FAX:  201-894-8000
                                            Atten:  Assistant General Counsel

                  If to AIPC:               1000 Italian Way
                                            Excelsior Springs, Missouri 64024
                                            Atten: President
                                            Fax:  816-502-6080

                  with a copy to:           James A. Heeter, Esq.
                                            Sonnenschein Nath & Rosenthal
                                            Suite 1100
                                            4520 Main Street
                                            Kansas City, Missouri 64111
                                            Fax:  816-531-7545


         24.      NOTICE OF SALE

                  If AIPC intends to sell or transfer all or a material portion of its company or CPC intends to sell or transfer all or a material portion of its pasta business, it shall give the other Party * notice in writing. Notwithstanding anything to the contrary herein, neither Party will be required to provide notice of intent to issue capital stock or debt in an underwritten public offering pursuant to a registration statement filed under the Securities Act of 1933.

         25.      PUBLICITY

                  AIPC shall not advertise or publicize the fact that CPC has entered into this Agreement before the earlier of (i) two (2) months following the Effective Date, or (ii) the date CPC has publicly announced the existence of the relationship established hereunder; provided, however, AIPC may disclose the existence and terms of this Agreement (i) to the extent required (A) by Applicable Law, rule or regulation (including complying with any interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which AIPC is subject, or (B) under applicable securities laws, and (ii) to AIPC's banks, lenders, stockholders, Affiliates, directors, officers, employees, agents, counsel or representatives. Each Party will provide a draft of any publicity release to the other Party at least * before release of such material to the public. Except as provided herein, neither AIPC nor any of its suppliers or agents shall use CPC's photographs, logos, trademarks or other identifying features or articles or make speeches concerning this Agreement without CPC's prior written approval.

         26.      CHANGES IN ECONOMIC, TECHNICAL OR BUSINESS CONDITIONS

                  26.1 AIPC and CPC agree to renegotiate, to the extent commercially reasonable, applicable provisions of this Agreement in the event the following business circumstances occur:

                           26.1.1  AIPC or CPC growth opportunities require
significant Product volume increases which require additional capital expenditure, or a shift in the operating structure described in this Agreement.

                           26.1.2  Major manufacturing cost improvements by
competitive pasta producers which significantly alter the cost structure advantage to AIPC and CPC will trigger discussion on how to regain low cost status within the pasta industry. AIPC and CPC recognize this may require additional capital expenditure, which will be analyzed on the basis of the cost/benefit trade-off, and the after tax internal rate of return for both parties. The implementation and financing of such investment to be agreed to jointly. If CPC's cost structure becomes disadvantaged * , CPC may, at its option finance capital expenditures necessary to regain cost competitiveness. If AIPC does not agree to permit CPC to place new equipment to reduce or eliminate a CPC cost disadvantage without creating disadvantages in AIPC's remaining cost structure, CPC may at its option terminate this Agreement "for cause" and negotiate a scheduled exit from AIPC's facilities within * .

                           26.1.3  Sustained (  *  ), significant (  *  ) volume
decreases in AIPC's business will require the Parties to use their best efforts to equitably redistribute required overheads for continued, efficient operations.

                  26.2 In the event of sustained ( * ), significant ( * ) volume decreases in the CPC pasta business, and AIPC is producing all of CPC's Mueller's(R) and other retail branded pasta requirements (producible by AIPC), AIPC will use its commercially reasonable efforts to mitigate CPC's exposure to AIPC * under this Agreement. In furtherance of the foregoing, the Parties will use their commercially reasonable efforts to renegotiate the restrictions on AIPC's ability to produce branded retail products for * to the extent necessary to enable AIPC to produce and sell an aggregate volume of products (to CPC and other parties) during any Contract Year in an amount at least equal to the * for such Contract Year.

         27.      MISCELLANEOUS

                  27.1 Entire Agreement. This Agreement, together with the Exhibits and Schedules to the Agreement, which are hereby incorporated herein and made a part hereof, set forth the entire understanding of the Parties with respect to the subject matters contained herein or therein, and supersede any prior or contemporaneous agreements, understandings and representations, whether oral or written, made by or between the Parties hereto.

                  27.2 Amendments. No supplement, modification or amendment of this Agreement, the Exhibits or Schedules shall be binding unless executed in writing by the Parties hereto.

                  27.3 Waiver. If any Party fails, at any time, to enforce any right or remedy available to it under this Agreement, that failure shall not be construed to be a waiver of the right or remedy with respect to any other breach or failure by the other Party.

                  27.4 Validity. If for any reason any clause or provision of this Agreement, or the application of any such clause or provision in a particular context or to a particular situation, circumstance, or person, should be held unenforceable, invalid or in violation of law by any court or other tribunal, then the application of such clause or provision in contexts or to situations, circumstances or persons other than that in or to which it is held unenforceable, invalid or in violation of law shall not be affected thereby, and the remaining clauses and provisions hereof shall nevertheless remain in full force and effect. Further, where state or federal law governs any aspect of matters or services covered by this Agreement, such state or federal law shall prevail over inconsistent provisions in this Agreement.

                  27.5 Captions. The captions included in this Agreement have been inserted as a matter of convenience only and in no way are intended to define, limit or to be used in connection with the interpretation of this Agreement.

                  27.6 Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original for all purposes, and all of which shall constitute but one and the same instrument.

                  27.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

           SIGNATURE PAGE TO MANUFACTURING AND DISTRIBUTION AGREEMENT

         THIS AGREEMENT CONTAINS A BINDING ARBITRATION CLAUSE
ENFORCEABLE BY THE PARTIES.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.


                                             AMERICAN ITALIAN PASTA COMPANY

                                             /s/ Timothy S. Webster
                                             -------------------------------
                                             By:      Timothy S. Webster
                                             Its:     President



                                             CPC INTERNATIONAL INC.

                                             /s/ Axel C.A. Krauss
                                             -------------------------------
                                             By:      Axel C.A. Krauss
                                             Its:     Senior Vice President

                                             /s/ Lawrence K. Hathaway
                                             -------------------------------
                                             By:      Lawrence K. Hathaway
                                             Its:     Vice President